Exhibit 99.1

NEWS RELEASE

LANCER REPORTS FIRST QUARTER RESULTS

SAN ANTONIO, TEXAS, April 28, 2005— Lancer Corporation (Amex: LAN) announced results of operations for the first quarter ended March 31, 2005.

Net sales for the three months ended March 31, 2005 were $31.6 million, up 7% from $29.5 million in the first quarter of 2004.  Record first quarter net earnings were $2.6 million in 2005, compared to $0.9 million in 2004.  Earnings per diluted share were $0.26 in the first quarter of 2005, up from $0.10 in the same period last year.

Sales rose in the North America, Latin America, and Europe regions during the first quarter of 2005.  Currency fluctuations had a positive impact of 1% on sales during the quarter. Lancer realized a gain from the sale of assets of $0.3 million in the 2005 period, as well as $0.3 million of costs relating to compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

Christopher D. Hughes, Chief Executive Officer, commented:  “Lancer turned in a solid performance in the first quarter, our fifth consecutive quarter of year-over-year earnings growth.  We were able to increase sales, and the added volume helped us leverage our manufacturing costs to continue our margin improvement.  Additionally, we are pleased with our success in attracting new customers.  In the quarters ahead, we will seek to further broaden our customer base, and to continue our internal improvements.”

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.  Lancer is a vertically integrated manufacturer that employs approximately 1,200 people.  Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

LANCER CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Three Months Ended
	March 31, 2005	March 31, 2004

Net sales	$31,623	$29,507
Cost of sales	21,443	20,906
Gross profit	10,180	8,601

Selling, general and administrative expenses	6,947	7,512
Other operating income	(257)	(327)
Operating income	3,490	1,416

Other income (expense):
Interest expense	(29)	(109)
Income from joint ventures	254	153
Other income, net	225	26
	450	70
Earnings before income taxes	3,940	1,486

Income tax expense	1,386	541

Net earnings	$2,554	$945

Common Shares Outstanding:
Basic	9,463,281	9,367,431
Diluted	9,662,410	9,471,713

Earnings Per Share:
Basic	$0.27	$0.10
Diluted	$0.26	$0.10

LANCER CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	(Unaudited) March 31, 2005	(Audited) December 31, 2004

Assets:
Cash	$5,136	$5,196
Net current receivables	19,426	18,344
Total inventories	26,008	24,495
Other assets	36,831	37,452
Total assets	$87,401	$85,487

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2005	December 31, 2004

Liabilities:
Accounts payable	$7,532	$7,555
Debt	1,441	1,477
Other liabilities	12,946	13,440
Total liabilities	$21,919	$22,472

Minority interest	—	—

Shareholders’ equity	65,482	63,015
Total liabilities and shareholders’ equity	$87,401	$85,487